Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ondas Networks Inc.

(f/k/a Full Spectrum, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ondas Networks Inc. (the Company) as of December 2016, and the related statements of operations, stockholders’ 31, 2017 and deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ Rosenberg Rich Baker Berman P.A.
Somerset, New Jersey
September 25, 2018

ONDAS NETWORKS INC.

(f/k/a Full Spectrum, Inc.)

BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$456,018	$45,248
Accounts receivable, net of allowance for doubtful accounts of $7,914 and $0, respectively	31,855	—
Inventory	173,320	17,031
Other current assets	43,579	137,387
Total current assets	704,772	199,666

Property and equipment, net	12,856	26,295
Building deposit	—	20,000
Total assets	$717,628	$245,961

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$795,755	$854,507
Notes payable, net of debt discount of $0 and $98,217	3,865,558	2,911,783
Derivative liabilities	166,093	—
Advance from related party	155,645	36,137
Accrued expenses and other current liabilities	879,022	1,351,023
Total current liabilities	5,862,073	5,153,450

Long-Term Liabilities:
Notes payable, net of debt discount of $162,659 and $0, respectively	2,777,341	—
Total liabilities	8,639,414	5,153,450

Commitments and Contingencies

Stockholders’ Deficit:
Common stock -par value $0.00001; 80,000,000 shares authorized; 4,393,868 and 4,216,812 issued and outstanding	44	42
Additional paid in capital	12,362,842	12,354,934
Accumulated deficit	(20,284,672)	(17,262,465)
Total stockholders’ deficit	(7,921,786)	(4,907,489)
Total liabilities and stockholders’ deficit	$717,628	$245,961

The accompanying footnotes are an integral part of these financial statements.

ONDAS NETWORKS INC.

(f/k/a Full Spectrum, Inc.)

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2017	2016

Revenues, net	$274,403	$640,747

Cost of goods sold
Cost of revenues	79,768	129,679
Inventory write down for obsolescense	—	40,313
Total cost of goods sold	79,768	169,992

Gross profit	194,635	470,755

Operating expenses:
General and administration	1,083,558	1,159,962
Sales and marketing	502,790	485,838
Research and development	1,002,624	1,379,977
Total operating expense	2,588,972	3,025,777

Operating loss	(2,394,337)	(2,555,022)

Other income (expense)
Interest expense	(642,718)	(621,454)
Change in fair value of derivative liability	5,025	—
Other income	9,823	(400)
Total other income (expense)	(627,870)	(621,854)

Loss before provision for income taxes	(3,022,207)	(3,176,876)

Provision for income taxes	—	—

Net loss	$(3,022,207)	$(3,176,876)

Net loss per share - basic and diluted	$(0.71)	$(0.76)

Weighted average number of common shares outstanding, basic and diluted	4,234,275	4,205,372

The accompanying footnotes are an integral part of these financial statements.

ONDAS NETWORKS INC.

(f/k/a Full Spectrum, Inc.)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2015	16,195,292	$162	$10,521,335	$(14,085,589)	$(3,564,092)

Options granted as compensation	—	—	253,274	—	253,274

Warrants issued for financing	—	—	168,678	—	168,678

Warrants issued for services	—	—	115,527	—	115,527

Stock issued in exercise of warrants	161,800	1	1,617	—	1,618

Options issued to settle accrued expenses	—	—	1,294,382	—	1,294,382

Adjustment for reverse stock split	(12,140,280)	(121)	121	—	—

Net loss	—	—	—	(3,176,876)	(3,176,876)

Balance, December 31, 2016	4,216,812	42	12,354,934	(17,262,465)	(4,907,489)

Options granted as compensation	—	—	1,166	—	1,166

Stock issued in exercise of warrants	177,056	2	6,742	—	6,744

Net loss	—	—	—	(3,022,207)	(3,022,207)

Balance, December 31, 2017	4,393,868	$44	$12,362,842	$(20,284,672)	$(7,921,786)

The accompanying footnotes are an integral part of these financial statements.

ONDAS NETWORKS INC.

(f/k/a Full Spectrum, Inc.)

STATEMENTS OF CASH FLOWS

	Year Ended December, 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(3,022,207)	$(3,176,876)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	13,439	18,770
Allowance for bad debts	7,914	—
Amortization of debt discount	106,676	237,171
Change in fair value of derivative liability	(5,025)	—
Stock based compensation related to options granted	1,166	253,274
Inventory write down for obsolescense	—	40,313
Changes in operating assets and liabilities:
Accounts receivable	(39,769)	76,022
Inventory	(156,289)	174,650
Other assets	113,808	(59,534)
Accounts payable	(58,752)	581,327
Accrued expenses and other current liabilities	408,557	572,655
Net cash flows used in operating activities	(2,630,482)	(1,282,228)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from notes payable	2,990,000	1,275,000
Advances from related party	119,508	23,097
Payment of notes payable	(75,000)	—
Proceeds from exercise of warrants	6,744	1,618
Net cash flows provided by financing activities	3,041,252	1,299,715

Increase in cash	410,770	17,487
Cash and cash equivalents, beginning of year	45,248	27,761
Cash and cash equivalents, end of year	$456,018	$45,248

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$336,666	$17,827
Cash paid for income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Accrued expenses transferred to notes payable	$880,558	$—
Derivative liabilities	$171,118	$—
Options issued to settle accrued expenses		$1,294,382
Reverse stock split	$—	$121
Debt issuance costs - warrants	$—	$284,205

The accompanying footnotes are an integral part of these financial statements.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Full Spectrum Inc. (“Full Spectrum”, the “Company”, “we”, “us” or “our”) was incorporated in Delaware on February 16, 2006.

The Company designs, manufactures, sells and supports FullMAX™, its multi-patented wireless radio system for secure, wide area mission-critical business-to-business networks. The radio system network provides point-to-multipoint, non-line of sight connectivity at communication speeds comparable to broadband applications. The Company utilizes licensed VHF and UHF spectrum in its networks.

Our business consists of a single segment of products and services all of which are sold and provided within the United States.

The accompanying audited financial statements and notes for the years ended December 31, 2017 and 2016 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

We consider all highly liquid instruments with an original maturity of three months or less, as well as deposits in financial institutions, to be cash and cash equivalents. As of December 31, 2017 and 2016, we had no cash equivalents.

Trade Accounts Receivable

Accounts receivable are stated at a gross invoice amount less an allowance for doubtful accounts. We estimate allowance for doubtful accounts by evaluating specific accounts where information indicates our customers may have an inability to meet financial obligations, such as customer payment history, credit worthiness and receivable amounts outstanding for an extended period beyond contractual terms. We use assumptions and judgment, based on the best available facts and circumstances, to record an allowance to reduce the receivable to the amount expected to be collected. These allowances are evaluated and adjusted as additional information is received.

We had an allowance for doubtful accounts of $7,914 as of December 31, 2017 and no allowance for doubtful accounts as of December 31, 2016.

Inventory

Inventories, which consist solely of equipment components, are stated at the lower of cost (first-in, first-out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow-moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we establish reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2017 and 2016, we determined that no such reserves were necessary.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Property and Equipment

All additions, including improvements to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is principally recorded using the straight-line method over the estimated useful lives of the assets. The estimated useful lives typically are (i) 3 years for equipment and software, and (ii) 7 years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Upon the disposal of property, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items, and any resulting gain or loss is recorded in operating expenses in the year of disposition.

Impairment of Long-Lived Assets

Long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value. The amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Based upon the Company’s evaluation, there were no impairments of long-lived assets required during the years ended December 31, 2017 or 2016.

Research and Development

Research and development expenses are charged to operations as incurred. For internally developed patents, all patent application costs are expensed as incurred as research and development expense. Patent application costs, generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain.

Derivative Financial Instruments

Derivatives are recorded on the balance sheet at fair value and changes in fair value are recorded in earnings at each reporting date in accordance with U.S. GAAP. See Fair Value of Financial Instruments for further details regarding derivative activity during the years ended December 31, 2017 and 2016.

Fair Value of Financial Instruments

Our financial instruments consist primarily of receivables, accounts payable, accrued expenses and short and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates our fair value because of the short-term maturity of such instruments. We have elected not to carry our debt instruments at fair value. The carrying amount of our debt approximates fair value. Interest rates that are currently available to us for issuance of short and long-term debt with similar terms and remaining maturities are used to estimate the fair value of our short and long-term debt.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Assets and liabilities recorded in the balance sheets at fair value are categorized based on a hierarchy of inputs, as follows:

Level 1 -- Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 -- Quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 -- Unobservable inputs for the asset or liability.

The following table provides the financial assets and liabilities reported at fair value and measured on a recurring basis at December 31,

Description	Assets/ (Liabilities) Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Fair value of derivative liability
2017	$(166,093)	$—	$—	$(166,093)
2016	$—	$—	$—	$—

The following table provides a summary of changes in fair value associated with the Level 3 liabilities for the year ended December 31,

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2017	2016

Balance, beginning of period	$—	$—
Issuances of derivative liability	(171,118)	—
Change in fair value of derivative liability	5,025	—
Transfers in and/out of Level 3	—	—
Balance, end of period	$(166,093)	$—

The above table of Level 3 liabilities begins with the prior period balance and adjusts the balance for changes that occurred during the current period. The ending balance of the Level 3 financial instrument presented above represent our best estimates and may not be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2017 and 2016, no liability for unrecognized tax benefits was required to be reported.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. There were no amounts accrued for penalties and interest for years ended December 31, 2017 and 2016. Management is not aware of any uncertain tax positions as of December 31, 2017 and 2016. Management is unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its Federal and state tax returns in California as its “major” tax jurisdictions, and such returns for the years 2014 to 2016 remain subject to examination.

Revenue Recognition

The Company derives revenue from the sale and support of its wireless communications products and ancillary services related to the deployment of these products. The Company’s products consist of its software defined base station and remote radios and its network management and monitoring system (“NMS”). The Company sells its products through its own direct sales force. The Company also allows for warranties to be purchased on the hardware and software of its wireless radios and its NMS for 12 months from shipment and invoicing. Warranty sales are deferred upon sale of its wireless communications products, to be recognized ratably over the 12-month warranty period following the date of the related equipment sale. The Company’s warranty includes 1) factory hardware repair or replacement, at the Company’s election, of its base station and remote radios, 2) software upgrades, bug fixes and new features of its radio software and NMS, 3) deployment and network architecture support and 4) technical support by phone and email. After 12 months, in order to maintain its hardware and software warranty, customers are required to purchase a maintenance program. The Company also provides ancillary services directly related to the sale of its wireless communications products including wireless network design, systems engineering, radio frequency planning, software configuration, product training and onsite support.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

In accordance with U.S. GAAP, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is reasonably assured. For arrangements that require acceptance of the product, system, or solution as specified by the customer, revenue is deferred until the acceptance criteria have been met.

The Company enters into multiple deliverable arrangements, which may include various combinations of products and services. Most product and service deliverables qualify as separate units of accounting and can be sold on a standalone basis. A deliverable constitutes a separate unit of accounting when it has standalone value and, where return rights exist, delivery or performance of the undelivered items is considered probable and substantially within the Company’s control. When the Company sells products with implementation services, they are generally combined as one or more units of accounting, depending on the nature of the services and the customer's acceptance requirements.

Most of the Company’s products have both software and non-software components that function together to deliver the products’ essential functionality. For these multiple deliverable arrangements, the Company allocates revenue to the deliverables based on their relative selling prices. To the extent that a deliverable is subject to specific guidance on whether and/or how to allocate the consideration in a multiple deliverable arrangement, that deliverable is accounted for in accordance with such specific guidance. The Company limits the amount of revenue recognition for delivered items to the amount that is not contingent on the future delivery of products or services or meeting other future performance obligations.

The Company allocates revenue based on a selling price hierarchy of vendor-specific objective evidence, third-party evidence, and then estimated selling price. Vendor-specific objective evidence is based on the price charged when the deliverable is sold separately. Third-party evidence is based on largely interchangeable competitor products or services in standalone sales to similarly situated customers. As the Company is unable to reliably determine what competitor’s products’ selling prices are on a standalone basis, the Company is not typically able to determine third-party evidence. Estimated selling price is based on the Company’s best estimates of what the selling prices of deliverables would be if they were sold regularly on a standalone basis.

Once the Company allocates revenue to each deliverable, the Company recognizes revenue in accordance with its policies when all revenue recognition criteria are met. Product and ancillary revenue is generally recognized upon delivery and maintenance services revenue is generally recognized ratably over the period during which the services are performed. Revenue for professional services arrangements is generally recognized upon completion of performance and revenue for arrangements that require acceptance of the product, system or solution, is recognized when the acceptance criteria have been met. Shipping and handling fees billed to customers are included in revenue, with the associated costs included in cost of sales.

Net Loss Per Common Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). The computation of basic loss per share for the years ended December 31, 2017 and 2016 excludes potentially dilutive securities.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

	For the Years Ended December 31,
	2017	2016
Warrants to purchase common stock	511,044	593,100
Options to purchase common stock	943,252	943,252
Total potentially dilutive securities	1,454,296	1,536,352

Stock Based Compensation

Stock-based awards exchanged for employee services are measured at the grant date, based on the fair value of the award, and subject to an allowance for future forfeitures of non-vested awards, are recognized as expense on a straight-line basis over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of options to purchase common stock of the Company (“Options”) are estimated using the Black Scholes Merton option-pricing model (the “Black-Sholes Model”) with the following assumptions: expected volatility, dividend rate, risk free interest rate, forfeiture rate, and the expected life. The fair value of the Company’s common stock was estimated by management based on observations of the cash sales prices of its common shares. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its common stock. The risk-free rates for the expected terms of Options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on Options. Due to the lack of historical information, the Company determined the expected term of Option awards issued to employees using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Stock-based awards exchanged for non-employee services and other activity are measured at the grant date and at the end of each reporting period for unvested awards, based on the fair value of the award, and subject to an allowance for future forfeitures of non-vested awards, is generally recognized as expense over the consultant’s requisite service period. The fair value of warrants to purchase common stock of the Company (“Warrants”) or Options granted are estimated using the Black Scholes Model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. With the exception that the expected life for awards to consultants are based upon the full term of the award, the assumptions under the Black-Scholes Model are as described above for employee awards.

Stock-based compensation is recorded by the Company in the same expense classification in the statements of operations, as if such amounts were paid in cash. Upon the exercise of an option or warrant, the Company issues new shares of common stock out of its authorized shares.

Debt Issuance Costs

Debt issuance costs represent costs incurred for the issuance of debt. Once the associated debt instrument is issued, these costs would be recorded as a debt discount and amortized using the effective interest method over the term of the related debt instrument. Upon abandonment of a pending financing transaction, the related deferred financing costs are charged to interest expense.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

The Company may also issue Warrants or other equity instruments in connection with the issuance of debt instruments. The equity instruments are recorded at their relative fair market value on the date of issuance which results in a debt discount.

Leases

The Company leases office space with a lease term of four years. Office lease agreements typically contain tenant improvement allowances and rent holidays. In instances where one or more of these items are included in a lease agreement, the Company records allowances as a deferred rent liability in its balance sheets. These amounts are amortized on a straight-line basis over the term of the lease as a reduction to rent expense. Lease agreements sometimes contain rent escalation clauses, which are recognized on a straight-line basis over the life of the lease. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the shorter of the useful life or original lease term, exclusive of the renewal period, unless the renewal period is reasonably assured. When a renewal occurs, the Company records rent expense over the new term.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts and sales credits.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods.

The Company’s significant estimates and assumptions include the recognition of revenue, valuation of the Company’s common stock, the valuation of stock-based compensation, allowance for doubtful accounts, inventory reserves, the amortization of debt discounts, derivative liability, the useful lives of long-lived assets, and the valuation allowance related to deferred tax assets. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made.

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2018-07 on the Company’s financial statements.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

In July 2017, the FASB issued ASU 2017-11 (“ASU 2017-11”), Earnings Per Share (“ASC 260”), Distinguishing Liabilities from Equity (“ASC 480”), and Derivatives and Hedging (“ASC 815”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable non-controlling interests. ASU 2017-11 is effective for the Company on January 1, 2019. The Company is currently evaluating the potential impact of ASU 2017-11 on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation: Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). This guidance simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted in any annual or interim period for which financial statements have not been issued or made available for issuance, but all of the guidance must be adopted in the same period. If an entity early adopts the guidance in an interim period, any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. There was no material effect on the 2017 financial statements upon adoption.

In August 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-15, Statement of Cash Flows (Topic 230) ("ASU 2016-15"). ASU 2016-15 is intended to reduce the diversity in practice regarding how certain transactions are classified within the statement of cash flows. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted with retrospective application. We are currently evaluating the impact of this guidance on our financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. While we are continuing to assess all potential impacts of the standard, we currently believe, the impact of this standard will be primarily related to the accounting for our operating lease.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.  In doing so, companies will need to use more judgment and make more estimates than under previous guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. Early adoption is permitted after December 15, 2016, and the standard is effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU 2016-10), narrow-scope improvements and practical expedients (ASU 2016-12) and technical corrections and improvements to topic 606 (ASU 2016-20) in its new revenue standard. The Company is currently evaluating the potential impact of ASU 2014-09 on the Company’s financial statements.

NOTE 3 – GOING CONCERN, LIQUIDITY AND MANAGEMENT'S PLAN

The Company has incurred continuing losses from its operations, including through the date of this report, and as of December 31, 2017 has an accumulated deficit of $20,284,672. As of December 31, 2017, the Company has a working capital deficit of $5,144,445.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes and the sale of its common stock.

See Note 12 – Subsequent Events for Management’s plans.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing and generating positive cash flows from its operations. Management’s plans include seeking to procure additional funds through debt and equity financings and to increase operating cash flows from revenues anticipated to be generated from the sales to new customers. There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through September 25, 2019. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 – INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2017	2016
Deferred Tax Assets:
Tax benefit of net operating loss carry-forward	$4,006,517	$3,243,895
Depreciation and amortization	(8,332)	(11,933)
Accrued liabilities	220,681	109,371
Stock based compensation	507,545	507,545
Total deferred tax assets	4,726,411	3,848,878
Valuation allowance for deferred tax assets	(4,726,411)	(3,848,878)
Deferred tax assets, net of valuation allowance	$—	$—

The change in the Company’s valuation allowance is as follows:

	Years Ended December 31,
	2017	2016

Beginning of the year	$3,848,878	$4,871,886
Change in valuation account	877,533	(1,023,008)
End of the year	$4,726,411	$3,848,878

A reconciliation of the provision for income taxes with the amounts computed by applying the Federal income tax rate to income from operations before the provision for income taxes is as follows:

	Years Ended December 31,
	2017	2016

U.S. federal statutory rate	(35.0)%	(35.0)%
State taxes, net of federal benefit	(5.8)%	(5.8)%
Share-based compensation	17.5%	6.7%
Effect of U.S. tax law change	(13.2)%	98.5%
Change in valuation allowance	30.2%	(62.9)%
Nondeductible expenses	6.3%	(1.5)%
Effective income tax rate	0.0%	0.0%

At December 31, 2017, we had approximately $15 million of federal and state net operating tax loss carry-forward which begins to expire in 2027.

For the years ended December 31, 2017 and 2016, no amounts have been recognized for uncertain tax positions and no amounts have been assessed or recognized related to interest or penalties related to uncertain tax positions. For years in which the company may utilize its net operating losses, the IRS the ability to examine the tax year that generated those losses and propose adjustments up to the amount of losses utilized.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

The Tax Cuts and Jobs Act (the “Act”) was signed into law on December 22, 2017. Among its numerous changes to the Internal Revenue Code, the Act reduces U.S. corporate rates from 34% to 21%. Additionally, the Act limits the use of net operating loss carry backs, however any future net operating losses will instead be carried forward indefinitely. Only 80% of current income will be able to be offset with a net operating loss carryforward, with the remainder of the net operating loss continuing to carry forward. Based on an initial assessment of the Act, the Company believes that the most significant impact on the Company’s consolidated financial statements will be reduction of deferred tax assets related to net operating losses and research and development tax credits. Such reduction was offset by changes to the Company’s valuation allowance.

NOTE 5 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31,
	2017	2016
Building deposit	$20,000	$—
Prepaid expenses	13,756	137,387
Other receivables	9,823	—
TOTAL OTHER CURRENT ASSETS	$43,579	$137,387

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2017	2016
Equipment	$39,382	$39,382
Furniture and fixtures	41,685	41,685
Software	25,272	25,272
Leasehold improvements	30,367	30,367
	136,706	136,706
Less: accumulated depreciation	(123,850)	(110,411)
TOTAL PROPERTY AND EQUIPMENT	$12,856	$26,295

Depreciation expense for the years ended December 31, 2017 and 2016 was $13,439 and $18,770, respectively.

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2017	2016

Accrued payroll and other benefits	$792,746	$358,913
Accrued interest	42,824	940,326
Deferred expenses	30,690	36,299
Other current liabilities	11,236	1,146
Other accrued expenses	1,526	14,339
TOTAL OTHER CURRENT LIABILITIES	$879,022	$1,351,023

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE AND OTHER FINANCING AGREEMENTS

Loan Agreements

In October 2007 the Company entered into a 6% per annum loan agreement with an entity in the amount of $550,000 in connection with the issuance of common stock (the “October 2007 Note”). The original maturity of the October 2007 Note was September 30, 2011. On February 11, 2016, the entity and the Company entered into an agreement to amend the October 2007 Note to (i) extend the maturity date to April 1, 2017 and (ii) clear and waive any existing defaults. On November 30, 2017, the entity and the Company entered into an agreement to further amend the October 2007 Note to (i) transfer all accrued and unpaid interest ($17,310) as of December 31, 2017 to principal, (ii) extend the maturity date to December 31, 2018, (iii) clear and waive any existing defaults, and (iv) amend the interest rate to 10% per annum effective January 1, 2018. At December 31, 2017, the outstanding balance of the October 2007 Note was $550,000.

In December 2013 the Company entered into a 10% per annum loan agreement with an entity in the amount of $225,000 (the “December 2013 Note”), The original maturity of the December 2013 Note was December 31, 2014. In November 2014 the Company entered into a second 10% per annum loan agreement with the entity in the amount of $210,000. (the “November 2014 Note”). The original maturity of the November 2014 Note was March 16, 2015 (the Original Maturity Date”). The interest through the Original Maturity Date was a fixed amount of $16,800. Subsequent to the Original Maturity Date, the November 2014 Note accrued interest at a rate of 18% per annum. On September 15, 2015, the Company amended the November 2014 Note to decrease the interest rate to 10% per annum. On February 11, 2016, the entity and the Company entered into an agreement to amend the December 2013 and November 2014 Notes to (i) extend the maturity date to April 1, 2017 and (ii) clear and waive any existing defaults. On November 30, 2017, the entity and the Company entered into an agreement to further amend the December 2013 and November 2014 Notes to (i) transfer all accrued and unpaid interest on the December 2013 and November 2014 Notes ($60,679 and $49,170, respectively) as of December 31, 2017 to principal, (ii) extend the maturity date to December 31, 2018 and (iii) clear and waive any existing defaults. At December 31, 2017, the outstanding balance of the December 2013 and November 2014 Notes was $285,679 and $259,170, respectively.

In April 2015, the Company entered into a 10% per annum loan agreement with two individuals in the amount of $50,000 (the “April 2015 Note”). The original maturity of the April 2015 Note was July 1, 2015 (the “Original Maturity Date”). The interest on April 2015 Note through the Original Maturity Date was $4,000. Subsequent to the Original Maturity Date, the April 2015 Note accrues interest at a rate of 10% per annum. On February 11, 2016, the individuals and the Company entered into an agreement to amend the April 2015 Note to (i) extend the maturity date to April 1, 2017 and (ii) clear and waive any existing defaults. On November 30, 2017, the individuals and the Company entered into an agreement to further amend the April 2015 Note to (i) transfer all accrued and unpaid interest ($16,511) as of December 31, 2017 to principal, (ii) extend the maturity date to December 31, 2018 and (iii) clear and waive any existing defaults. At December 31, 2017, the outstanding balance of the April 2015 Note was $66,511.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

In November 2016, the Company entered into a 20% per annum loan agreement with an individual in the amount of $250,000 (the “November 2016 Note”), The original maturity of the November 2016 Note was November 11, 2017. In December 2016 the Company entered into a second 20% per annum loan agreement with the individual in the amount of $100,000. (the “December 2016 Note”). The original maturity of the December 2016 Note was December 20, 2016. On November 30, 2017, the individual and the Company entered into an agreement to amend the November and December 2016 Notes to (i) transfer all accrued and unpaid interest on the November and December 2016 Notes ($47,000 and $5,591, respectively) as of December 31, 2017 to principal, (ii) extend the maturity date to December 31, 2018 and (iii) clear and waive any existing defaults. At December 31, 2017, the outstanding balance of the November and December Notes was $297,000 and $105,591, respectively.

In March 2017, the Company entered into a loan agreement with an individuals in the amount of $50,000 (the “March 2017 Note”). Interest on March 2017 Note was $10,000. The March 2017 Note and interest was paid in full during 2017.

Financing Agreement

During 2014 and 2015, the Company entered into certain unsecured financing agreements (the “Financing Agreements”) with an entity. Interest on the Financing Agreements accrued at 30% per annum for the first 104 days of each Financing Agreement and at 51% per annum thereafter. At December 31, 2015, the principal outstanding totaled $375,000 and accrued interest totaled $223,393. During 2016, and for the period from January 1, 2017 through November 17, 2017 additional interest was accrued totaling $191,250 and $168,282, respectively. On November 17, 2017, the entity and the Company agreed to (i) transfer all accrued and unpaid interest to principal, (ii) reduce the per annum interest rate to 10%, (iii) set the maturity date at December 31, 2018, and (iv) combine the Financing Agreements into a single loan (“November 2017 Note”). As of December 31, 2017 the outstanding principal balance of the November 2017 Note was $957,925.

Promissory Notes

On December 14, 2015, the Company approved a private placement offering (“Private Placement”) seeking to sell to purchasers certain of the Company’s 10% promissory notes in the aggregate face amount of $750,000 (“Private Placement Notes”) with a term of 18 months. In connection with the Private Placement Notes, each lender (the “Private Placement Noteholders”) received warrants to purchase common stock (“Private Placement Warrants”), equal to 25% of the principal amount of the Private Placement Notes, exercisable at the lower of (i) $2.00 per share or (ii) 40% of the selling price of the Company’s common stock in its initial public offering.

In December 2015, pursuant to the terms of security purchase agreements between the Company and each investor (each a “Private Placement Note Purchase Agreement”), the Company completed the sale of $325,000 in principal amount of Private Placement Notes to investors in private placements and issued Private Placement Warrants to purchase an aggregate of 81,250 shares of common stock, with a term of ten years, an exercise price of $2.00 and a fair value of $63,398.

Between February and July 2016, pursuant to a Private Placement Note Purchase Agreement, the Company completed the sale of $925,000 in principal amount of Private Placement Notes to investors in private placements and issued Private Placement Warrants to purchase an aggregate of 231,250 shares of common stock, with a term of ten years, an exercise price of $2.00 and a fair value of $168,678.

The terms of the Private Placement Warrants were evaluated and determined to be equity instruments. The Private Placement Warrants were valued on the date of grant using the Black-Scholes option pricing model and determined to be worth $0. As such, no debt discount was recorded.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

After 60 days from the issue date of the Private Placement Notes, the Company may repay in whole or in part without penalty or premium the amount of the Private Placement Notes. During 2017 a certain Private Placement Note in the amount of $25,000 plus accrued interest of $4,020 was repaid. In the event the Company completes an Initial Public Offering (“IPO”), the outstanding amount of the Private Placement Notes and the related accrued interest shall be paid in full within ten days of the funding of such IPO. As of December 31, 2017 no IPO occurred and all remaining Private Place Notes remain outstanding.

On November 30, 2017, the Private Placement Noteholders and the Company entered into agreements to amend the Private Placement Notes to (i) transfer all accrued and unpaid interest ($118,682) as of December 31, 2017 to principal, (ii) extend the maturity date to December 31, 2108 and (iii) clear and waive any existing defaults. At December 31, 2017, the total outstanding balance of the Private Placement Notes was $1,343,682.

Convertible Promissory Notes

During 2017, the Company and certain entities and individuals (the “Noteholder(s)”) entered into convertible promissory notes defined herein as (i) notes with mutual conversion preferences (“Group 1 Notes”) and (ii) notes with unilateral conversion preferences (“Group 2 Notes”).

Group 1 Notes. Between April 3, 2017 and August 1, 2017, convertible promissory notes in the aggregate amount of $1,790,000 were sold. Terms of the Group 1 Notes include (i) a maturity date based on the payment of the ratio of a Noteholders outstanding balance relative to the total of Group 1 and Group 2 Notes times 6% of gross revenue until 1.5 times the amount of each individual note is paid, (ii) the conversion price which is the lesser of (a) the price per share of common stock sold in a private placement or a public offering, discounted by 20%, or (b) the price per share of common stock based on a pre-money Company valuation of $50 million on a fully diluted basis (the “Conversion Price”), (iii) the optional conversion, at any time after the closing of a private placement, wherein the Noteholder may convert the outstanding loan amount into common shares at the Conversion Price, (iv) the mandatory conversion, any time on or after a qualified public offering, wherein the Company may convert the outstanding loan amount into common shares at the Conversion Price, and (v) upon any conversion, the Company shall issue to the Noteholder warrants to purchase share of common stock equal to 10% of shares converted exercisable for three years at the Conversion Price.

Group 2 Notes. Between September 2, 2017 and December 18, 2017, convertible promissory notes in the aggregate amount of $1,150,000 were sold. Terms of the Group 2 Notes include (i) a maturity date based on the payment of the ratio of a Noteholders outstanding balance relative to the total of Group 1 and Group 2 Notes times 6% of gross revenue until 1.5 times the amount of each individual note is paid, (ii) the conversion price which is the lesser of (a) the price per share of common stock sold in a private placement or a public offering, discounted by 20%, or (b) the price per share of common stock based on a pre-money Company valuation of $50 million on a fully diluted basis (the “Conversion Price”), (iii) the mandatory conversion, any time on or after a qualified public offering, wherein the Company may convert the outstanding loan amount into common shares at the Conversion Price, and (iv) upon the earlier of a private placement, initial public offering, or fundamental change, the Company shall issue to the Noteholder warrants to purchase share of common stock with an exercise price of $0.01 and exercisable for three years equal to the principal amount at the Conversion Price.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Notes payable and other financing consists of:

	Balance as of December 31,
	2017	2016
Short Term:
Loan Agreements	$1,563,951	$1,385,000
Financing Agreement	957,925	375,000
Promissory Notes	1,343,682	1,250,000
	3,865,558	3,010,000
Debt Discount	—	(98,217)
	$3,865,558	$2,911,783

Long Term:
Convertible Promissory Notes	$2,940,000	$—
Debt Discount	(162,659)	—
	$2,777,341	$—

NOTE 9 – STOCKHOLDERS’ EQUITY

On December 7, 2015, the Company’s board of directors and stockholders approved the third amended and restated certificate of incorporation which increased the authorized shares to 100,000,000 of which 80,000,000 shares were authorized as common stock and 20,000,000 shares were authorized as preferred stock. At December 31, 2016, the Company had 80,000,000 shares of common stock authorized, of which 4,393,868 shares were issued and outstanding. At December 31, 2016, no shares of preferred stock have been designated as a series or issued.

On September 1, 2016, by written consent, the Company’s stockholders approved a reverse stock split of the Company’s common stock (the “Reverse Stock Split”). The written consent included an acceptable range for the Reverse Stock Split of between 1 for 1.25 and 1 for 5. The written consent authorized the Company’s board of directors to make the determination of the Reverse Stock Split. On September 2, 2016, the Company’s board of directors approved the Reverse Stock Split on a 1 for 3.879 basis.

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

In 2016, the Company issued 161,800 shares of common stock upon the exercise of warrants at an exercise price of $0.01 per share, resulting in proceeds of $1,618.

In November 2017, the Company issued 177,056 shares of common stock, upon the exercise of warrants at exercise prices of $0.01 and $0.04 per share resulting in proceeds of $6,744.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Warrants to Purchase Common Stock of the Company

The Company uses the Black-Scholes-Merton option pricing model ("Black-Scholes Model") to determine the fair value of warrants to purchase common stock of the Company (“Warrants). The Black-Scholes Model is an acceptable model in accordance with the GAAP. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average term of the Warrant.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants and is calculated by using the average daily historical stock prices through the day preceding the grant date.

Estimated volatility is a measure of the amount by which our stock price is expected to fluctuate each year during the expected life of the award. Our estimated volatility is an average of the historical volatility of our stock prices (and that of peer entities whose stock prices were publicly available) over a period equal to the expected life of the awards. Where appropriate we used the historical volatility of peer entities due to the lack of sufficient historical data of our stock price.

A summary of the Company’s warrant activity and related information follows.

	Number of Shares Under Warrant	Range of Warrant Price Per Share	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance at December 31, 2015	540,405	$0.0004-$7.76	$0.50	3.6
Granted	94,407	$0.01-$7.78	$7.41	4.5
Exercised	(41,712)
Balance at December 31, 2016	593,100	$0.0004-$7.78	$1.63	2.7
Granted	95,000	$1.00	$1.00	2.5
Exercised	(177,056)
Balance at December 31, 2017	511,044	$0.0004-$7.78	$2.07	2.3
Vested and Exercisable at December 31, 2017	511,044	$0.0004-$7.78	$2.07	2.3

At December 31, 2017 and 2016, we had unamortized costs associated with capitalized Warrants of $0 and $98,217, respectively.

The assumptions used in the Black-Scholes Model during the years ended December 31, 2017 and 2016 are set forth in the table below.

	2017	2016
Risk-free interest rate	1.50-1.60%	0.71-0.98%
Volatility	47.35-50.07%	50.49-53.68%
Expected life	3	3
Dividend yield	0.00%	0.00%

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Warrant Activity During 2017

During 2017, the Company issued 95,000 five-year warrants to purchase shares of common stock of the Company with an exercise price of $1.00 per share to a lender. In November 2017, warrants to purchase 177,056 shares of common stock were exercised at an average exercise price of $0.038 per share.

Warrant Activity During 2016

During 2016, the Company issued 94,407 five-year warrants to purchase shares of common stock of the Company with an average exercise price of $7.41 per share to a lender. In January and August 2016, warrants to purchase 24,955 and 16,757 shares of common stock of the Company, respectively, were exercised at an average exercise price of $0.01 per share.

Stock Options

On June 6, 2016, the Company established the 2016 Incentive Stock Plan ("2016 Plan") pursuant to which 1,620,000 shares of common stock of the Company were reserved for the issuance of stock awards, restricted stock purchase offers, or upon the exercise of options ("2016 Plan Option(s)"), The 2016 Plan was designed to serve as an incentive for retaining our qualified and competent key employees, officers and directors, and certain consultants and advisors. The 2016 Plan Options vest over no more than ten years and have an exercise period of ten years from the date of issuance. At December 31, 2017, 2016 Plan Options to purchase 989,656 shares of the common stock of the Company have been issued with 943,252 remaining outstanding.

The valuation methodology used to determine the fair value of the 2016 Plan Options was the Black-Scholes Model. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected term of the options.

No options were issued during 2017.

In March 2016, we granted options to purchase 453,725 shares with an exercise price of $7.758 per share to certain employee. In November 2016, we granted options to purchase 90,000 shares with an exercise price of $7.78 per share to certain members of the Company’s board of directors.

The assumptions used in the Black-Scholes Model during the year ended December 31, 2016 are set forth in the table below.

2016
Risk-free interest rate	1.11-0.98%
Volatility	50.49-53.66%
Expected life in years	3
Dividend yield	0.00%

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the expected term of the stock option and is calculated by using the average daily historical stock prices through the day preceding the grant date.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Estimated volatility is a measure of the amount by which our stock price is expected to fluctuate each year during the expected life of the award. Our estimated volatility is an average of the historical volatility of our stock prices (and that of peer entities whose stock prices were publicly available) over a period equal to the expected life of the awards. Where appropriate we used the historical volatility of peer entities due to the lack of sufficient historical data of our stock price.

A summary of our Option activity and related information follows.

	Number of Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance at December 31, 2015	445,931	$2.77	6.6
Granted	543,725	$7.76	6.0
Expired	(34,803)	$2.42
Forfeited	(11,601)	$2.42
Balance at December 31, 2016	943,252	$5.66	5.7
Vested and Exercisable at December 31, 2016	939,311	$5.66	5.7
Balance at December 31, 2017	943,252	$5.66	4.7
Vested and Exercisable at December 31, 2017	943,252	$5.66	4.7

The weighted-average grant date fair value of Options granted during the years ended December 31, 2016 was $0.54 per share.

Share-based compensation expense for Options charged to our operating results for the years ended December 31, 2017 and 2016 ( $1,166 and $253,274, respectively) is based on awards vested. The estimate of forfeitures are to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates. We have not included an estimate for forfeitures due to our limited history and we revise based on actual forfeitures each period.

At December 31, 2017, we had no unrecognized estimated compensation expense related to non-vested options granted prior to that. No tax benefit was realized due to a continued pattern of operating losses.

NOTE 10– COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of December 31, 2017.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

Operating Lease

On November 11, 2013, the Company entered into a three-year lease agreement for 5,858 square feet of office space in Sunnyvale, California expiring on December 31, 2017 with a base rent ranging from $2,929 to $9,079 per month plus certain various expenses incurred. On October 16, 2017, the Company extended the lease agreement for an additional three years with an expiration date of December 31, 2020 (“2018 Extension”). The base rent in the 2018 Extension is $12,597, $13,473 and $15,231 for 2018, 2019 and 2020, respectively.

The future minimum lease payments, including a 3% monthly maintenance fee, are as follows:

Years Ending December 31,
2018	$155,670
2019	$166,531
2020	$188,253

NOTE 11 – RELATED PARTY TRANSACTIONS

From time to time, the Company’s Chief Executive Officer, Stewart Kantor, may advance funds to the Company to fund its operations. As of December 31, 2017 and 2016, advances due to Mr. Kantor were $155,645 and $36,137, respectively. These advances bear no interest and were due on demand. Advances are reported on the Company’s balance sheet under advance from related party.

NOTE 12 – SUBSEQUENT EVENTS

On January 1, 2018, all Company option and warrant holders surrendered their options (“Options”) and warrants (“Warrants”) to purchase Common Stock of the Company. A total of 943,252 Options and 511,044 Warrants were surrendered.

On April 13, 2018, the Company, accepted subscription agreements, from certain officers, directors, lenders and investors and issued 1,739,105 shares of the Company’s Common Stock at a purchase price of $0.0027 per share totaling $4,696.

On March 9, 2018, the Company entered into a Loan and Security Agreement (the “Agreement”) with an entity (the “Lender”) wherein the Lender made available to the Company a loan in the aggregate principal amount of up to $10,000,000 (the “Loan”). On March 9, 2018, the Company and the Lender entered into a Secured Term Promissory Note for $5,000,000, having a maturity date of September 9, 2019. The Note bears interest at a per annum rate equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less, 3.25%. The Note is secured by substantially all of the assets of the Company. Under the terms of the Agreement, the Company may borrow up to an additional $5,000,000 any time on or before December 31, 2018.

ONDAS NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

On July 11, 2018 the Company’s Board of Directors, by written consent, approved certain changes to outstanding Revenue Loan Agreements (termed as Convertible Promissory Notes in Note 8 above). These Convertible Promissory Notes were issued in two forms (termed as Group 1 Notes and Group 2 Notes above) and contain certain differing terms. The action approved changes to the Group 2 Notes to match the Group 1 Notes and authorized the issuance of a Security Holder Consent Agreement wherein each Group 2 Note holder would agree to the change. Except for one Group 2 Note holder, all other Group 2 Note holders have agreed to and executed their Security Holder Consent Agreement.

On August 6, 2018 the Company’s Board of Directors, by written consent approved the change of the Company’s name from Full Spectrum Inc. to Ondas Networks Inc.